EXHIBIT 10.15

Anna’s Linens, Inc.

Restricted Stock Award Agreement

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Shares of Restricted Stock provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Cause” includes (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Subsidiary. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

b)	“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Plan.

c)

“Good Reason” means (i) a breach by the Company or any Subsidiary of any employment or consulting agreement to which the Participant is a party and (ii) following a Change in Control, (x) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due or (y) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (x) and (y) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

d)	“Plan” means the Anna’s Linens, Inc. 2005 Omnibus Equity Incentive Plan, as the same may be amended, supplemented or modified from time to time.

e)	“Restriction Period” means the period set forth in the Notice (as defined below).

f)	“Vesting Date” means each vesting date set forth in the Notice.

2.	Grant of Shares. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of Shares (the “Restricted Shares”) set forth on the Notice of Grant of Restricted Stock (the “Notice”).

3.	Restricted Shares. The Restricted Shares will be represented by a Share certificate, or other evidence of ownership (a “stock certificate”), registered in the name of the Participant and will constitute issued and outstanding Shares for all corporate purposes. Each stock certificate will be issued bearing a restrictive legend in substantially the form as follows:

“The shares represented by this certificate are subject to the restrictions, terms and conditions (including forfeiture, a call option and restrictions against transfer) contained in the Plan and the Agreement) between the registered holder hereof and Anna’s Linens, Inc. Copies of the Plan and Agreement are on file in the Office of the Secretary of Anna’s Linens, Inc.”

4.	Restriction Period; Rights of Participant; Custody of Stock Certificates and Retained Distributions. During the Restriction Period with respect to each portion of the Award, the Participant will generally exercise all the rights, powers, and privileges of a holder of a Share, including the right to vote the Restricted Shares registered in his or her name and to receive all regular cash dividends and such other distributions as the Board of Directors of the Company (the “Board”) or any Committee (the “Committee”) to which the Board or any Committee of the Board has delegated such authority may in its sole discretion designate that are paid or distributed on such Restricted Shares. [The right to vote the Restricted Shares and to receive dividends can be limited to vested Shares only – See (c) below.]

However, until the end of the Restriction Period with respect to each portion of the Award, the Participant:

a)	will not be entitled to take possession of the stock certificate(s) representing the Restricted Shares covered by that portion of the Award;

b)	may not sell, transfer, encumber or otherwise dispose of the Restricted Shares covered by that portion of the Award; and

c)	will not receive distributions made or declared with respect to the Restricted Shares covered by that portion of the Award which the Board or the Committee shall in its sole discretion designate as retained distributions (“Retained Distributions”). Retained Distributions will not bear interest or be segregated in a separate account and will be subject to the same restrictions as the Restricted Shares to which they relate.

5.	Vesting and Delivery of Vested Securities. Subject to the terms and provisions of the Plan and this Agreement (and any Performance Vesting Terms set forth in Attachment A hereto), on each Vesting Date with respect to the Award, all of the Restricted Shares and the Retained Distributions, if any, covered by the portion of the Award related to such Vesting Date shall become unconditionally vested. Except as otherwise provided in paragraphs 7 and 8, the vesting of such Restricted Shares and any Retained Distributions relating thereto shall occur only if the Performance Vesting Terms have been met and the Participant has continued in Employment of the Company or any of its Affiliates on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

Reasonably promptly following the Participant’s satisfaction of all requirements under paragraph 10 hereof, after Restricted Shares and Retained Distributions vest, the Company will issue and deliver to the Participant new Share certificates or other evidence of ownership of the vested securities, registered in the name of the Participant or, if deceased, his or her legatees, personal representatives or distributees without the legend set forth in paragraph 3 of this Agreement.

6.	Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the sole purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company as attorney-in-fact for the Participant may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers (including to the Company) of the Restricted Shares and Retained Distributions relating thereto held by the Company during the Restriction Period and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof, provided that the foregoing shall be solely for the purpose of carrying out the provisions of this Agreement. Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the reasonable judgment of the Company, be advisable for the purpose.

7.	Termination of Employment.

a)

If the Participant’s Employment with the Company and its Affiliates is (i) terminated by the Participant for any reason other than those described in clauses (b) and (c) below prior to the Vesting Date with respect to any portion of the

Award, then the Restricted Shares covered by any such portion of the Award and all Retained Distributions relating thereto shall be completely forfeited on the date of any such termination, unless otherwise provided in an employment agreement between the Participant and the Company or a Subsidiary.

b)	If the Participant’s Employment terminates as a result of his or her (i) death or (ii) Disability, then the Restricted Shares for which a Vesting Date has not yet occurred and all Retained Distributions relating `thereto shall fully vest on the date of any such termination. [An alternative is not to accelerate vesting of Shares that were unvested as of the date of death or Disability.]

c)	If the Participant’s Employment is terminated by the Company and its Affiliates for any reason other than for Cause (unless such termination is due to death or Disability), then a pro rata portion of the Restricted Shares that would vest on the next Vesting Date, and any Retained Distributions relating thereto, shall become vested determined as follows:

(x)	the number of Restricted Shares covered by the portion of the Award that would vest on the next Vesting Date multiplied by;

(y)	a fraction, the numerator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there has not yet occurred a Vesting Date) preceding the date of such termination of Employment through the date of such termination, and the denominator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there has not yet occurred a Vesting Date) through the next succeeding Vesting Date.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.

The Restricted Shares and any Retained Distributions related thereto that have not vested shall be completely forfeited on the date of any such termination.

For purposes of this paragraph 7, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate, subject to the other terms and conditions of the Agreement and the Plan.

In the event the Participant’s Employment with the Company or any of its Affiliates is terminated, the Participant shall have no claim against the Company with respect to the Restricted Shares and related Retained Distributions, if any, other than as set forth in this paragraph 7, the provisions of this paragraph 7 being the sole remedy of the Participant with respect thereto.

8.	Acceleration of Vesting Date. In the event a Change in Control, subject to paragraph 9, has occurred, the Award will vest in full upon the earlier of (i) the expiration of the one-year period immediately following the Change in Control, provided the Participant’s Employment with the Company and its Affiliates has not terminated, (ii) the original Vesting Date with respect to each portion of the Award, or (iii) the termination of the Participant’s Employment by the Company or any of its Affiliates (A) by the Company other than for Cause (unless such termination is due to death or Disability) or (B) by the Participant for Good Reason. In the event of any such vesting as described in clauses (i) and (iii) of the preceding sentence, the date described in such clauses shall be treated as the Vesting Date.

9.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of vesting of the Restricted Shares pursuant to paragraph 8 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:

a)	If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.

The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any of its Affiliates consistent with any such required reduction, shall be made by the Participant, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Participant would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and its

Affiliates. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this paragraph 9, then the Restricted Shares and Retained Distributions related thereto (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred. Under such circumstances, if the Participant terminates Employment for Good Reason or is terminated by the Company or any of its Affiliates without Cause, the Restricted Shares and Retained Distributions related thereto (to the extent that they have not already become vested) shall become immediately vested in their entirety upon such termination subject to the provisions relating to Section 4999 of the Code set forth herein.

The Company shall promptly pay, upon demand by the Participant, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 9.

10.	Withholding Taxes. The Participant agrees that, subject to paragraph 11 hereof,

a)	Obligation to Pay Withholding Taxes. Upon the vesting of any portion of the Award of Restricted Shares and the Retained Distributions relating thereto, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such vesting. The Company’s obligation to deliver the Restricted Shares or Retained Distributions shall be subject to such payment. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such vesting.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash and subject to paragraph 11 hereof, the Participant shall have the right to elect to pay the required withholding tax with Shares to be received upon vesting or which are otherwise owned by the Participant. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the mean between the high and low sales price of a Share as reported on the Nasdaq National Market on the date the withholding tax becomes due (hereinafter called the “Tax Date”).

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with stock must be made on or prior to the Tax Date and will be irrevocable once made. Any such election must be made in conformity with conditions established by the Committee from time to time.

11.

Section 83(b) Election. If the Participant properly elects (which, apart from any other notice required by law, shall require that the Participant notify the Company of such election at the time it is made) within 30 days after the Date of Grant or, in certain circumstances, within 30 days after the date any condition precedent to the Award is satisfied, to include in gross income for Federal income tax purposes an amount equal to the fair market value of such Restricted Shares on the Date of Grant, the holder shall promptly pay to the Company any Federal, state, local or foreign withholding taxes due with respect to such Restricted Shares. If the Participant fails to make such payment, the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state, local or foreign withholding taxes due with respect to such Restricted Shares. Participants may use Shares otherwise owned by them to pay such withholding taxes provided such Participants comply with the provisions of paragraph 10 hereof, including paragraph 10(c).

12.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

13.	Forfeiture and Call Option. The Company and the Participant agree as follows:

a)	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the Restricted Shares or any Retained Distributions relating thereto, except as waived by the Board or the Committee, will cause a forfeiture of such Restricted Shares and any Retained Distributions relating thereto.

b)	Call Option. If Participant’s Employment with the Company is terminated by Participant or the Company other than (i) death, (ii) Disability, (iii) by the Participant for Good Reason or (iv) by the Company without Cause, within three years after the last Vesting Date, the Company will have an option to repurchase the Restricted Shares for the Purchase Price that is set forth in the Notice which may be exercised by delivery of written notice of exercise to the Participant not later than 30 days after termination of Participant’s Employment. Payment of the Purchase Price will be made by check within 15 days after the date the Company notifies the Participant of the exercise of the Call Option.

14.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the Restricted Shares and Retained Distributions covered by this Agreement may be forfeited as a result of such termination.

15.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid,

addressed to Anna’s Linens, Inc. at 3550 Hyland Avenue, Costa Mesa, California 92626 , attention Director, Human Resources, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

16.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

17.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

18.	Copy of the Plan. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

19.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

20.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

21.	Submission to jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of and the jurisdiction of the United States District Court for the District of for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 15 hereof.

22.	Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all awards of Restricted Shares (including number of grants, grant dates, price, vesting type, vesting dates, and any other information regarding Restricted Shares that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of common stock on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any shares of common stock acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Human Resources Director to obtain more information on the consequences of such objection.

23.	Consent of Spouse. If the Participant is married as of the date of this Agreement, the Participant’s spouse shall execute a Consent of Spouse in the form of Exhibit A hereto, effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Restricted Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Participant marries or remarries subsequent to the date hereof, the Participant shall, not later than 60 days thereafter, obtain the new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering a Consent of Spouse in the form of Exhibit A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the      day of                         , 200_ at                                         .

COMPANY

ANNA’S LINENS, INC.

By:
Its:

PARTICIPANT

Name:

Exhibit A

CONSENT OF SPOUSE

I,                                                       spouse of                                                      , acknowledge that I have read the RESTRICTED STOCK AWARD AGREEMENT dated as of                                  (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Agreement. I am aware that by its provisions the Restricted Shares granted to my spouse pursuant to the Agreement are subject to forfeiture and a call option in favor of Anna’s Linens, Inc. (the “Company”) and that, accordingly, the Company has the right to cause the forfeiture of and to repurchase up to all of the Restricted Shares of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the Restricted Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the Restricted Shares shall be similarly bound by the Agreement.

I agree to the forfeiture provisions described in the Agreement and I hereby consent to the forfeiture or repurchase of the Restricted Shares by the Company in the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Restricted Shares by an outright bequest of the Restricted Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights of repurchase with respect to any interest of mine in the Restricted Shares as it would have had pursuant to the Agreement if I had acquired the Restricted Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the          day of                 ,             .

Signature

Printed name

Attachment A

To

Notice of Grant of Restricted Stock

(If Performance Vesting Terms are Set Forth Below, a copy of this Attachment must be attached to the Restricted Stock Agreement)